EXHIBIT 3.8



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               THE MNI GROUP INC.

                    Pursuant to Title 14A:9-4 and 14A:(-2(4)
                   of the New Jersey Business Corporation Act



         Arnold M. Gans, being the President of The MNI Group Inc., a corporation organized under the laws of the State of New Jersey (the "Corporation"), hereby certifies on behalf of the Corporation as follows:

1.       The name of the Corporation is The MNI Group Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

         (a) Article First of the Certificate of Incorporation of the Corporation is amended to read as follows:

                  "First:  The name of the corporation is Gender Sciences, Inc."

         (b) Article Fourth of the Certificate of Incorporation of the Corporation is amended to read as follows:

                  "Fourth: The aggregate number of shares that the corporation shall have authority to issue is 70,000,000, all of which shall be without nominal or par value. All or part of such shares may be issued by the company from time to time, and for such consideration, as may be determined upon and fixed by the Board of Directors, as provided by law. The Board of Directors shall have the power to amend the company's Certificate of Incorporation to effectuate the division of shares into classes and into series within any class or classes, the determination of the designation and number of shares of any class or series, the determination of the relative rights, preferences and limitations of the shares of any class or series, in any or all of such divisions and determinations."

3. The foregoing amendments of the Certificate of Incorporation were each approved by the Directors of the Corporation on September 8, 2000, and thereafter duly adopted by the shareholders of the Corporation on October 19, 2000.

4. The number of Common Shares outstanding and entitled to vote on each amendment, being the only outstanding class of capital shares of the Corporation is 4,633,683.

5. The number of Common Shares voted upon the above amendment to Article First of the Certificate of Incorporation of the Corporation was as follows:

                  In Favor:                 3,731,617

                  Against:                      1,100

6. The number of Common Shares voted upon the above amendment to Article Fourth of the Certificate of Incorporation of the Corporation was as follows:

                  In Favor:                 3,692,260

                  Against:                     16,041

7. The amendments set forth above shall become effective upon the filing of this Certificate of Amendment.

         IN WITNESS WHEREOF, The MNI Group Inc. has caused its duly authorized officer to execute this Certificate of Amendment on October 19, 2000.



                                       /s/ ARNOLD M. GANS
                                       -----------------------------------------
                                       Arnold M. Gans
                                       President


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